Exhibit 99.1

GE O&G Business

Baker Hughes, a GE company, LLC, a Delaware limited liability company (the Company, BHGE LLC, we, us, or our) and the successor to Baker Hughes Incorporated, a Delaware corporation (Baker Hughes) is a fullstream oilfield technology provider that has a unique mix of equipment and service capabilities. On July 3, 2017, we closed our previously announced business combination (the Transactions) to combine the oil and gas business (GE O&G) of General Electric Company (GE) and Baker Hughes. In connection with the Transactions, we entered into and are governed by an Amended & Restated Operating Agreement, dated as of July 3, 2017 (the BHGE LLC Agreement). Under the BHGE LLC Agreement, EHHC Newco, LLC (EHHC), a wholly owned subsidiary of Baker Hughes, a GE company (BHGE), is our sole managing member and BHGE is the sole managing member of EHHC. As our managing member, EHHC conducts, directs and exercises full control over all our activities, including our day-to-day business affairs and decision-making, without the approval of any other member. As such, EHHC is responsible for all our operational and administrative decisions and the day-to-day management of our business. GE owns approximately 62.5% of our common units and BHGE owns approximately 37.5% of our common units indirectly through two wholly owned subsidiaries.
The Transactions were treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, GE O&G, are the historical financial statements of the Company.  The Company’s financial statements have been prepared on a consolidated basis, effective July 3, 2017. For all periods prior to July 3, 2017, the Company’s financial statements were prepared on a combined basis. The combined financial statements included in Exhibit 99.3 to this Current Report on Form 8-K combine certain accounts of GE and its subsidiaries that were historically managed as part of its Oil & Gas business. The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had GE O&G operated as a separate, stand-alone entity during those periods. The GE O&G numbers in the combined statements of income (loss) and statements of cash flows have been reclassified to conform to the presentation included in BHGE LLC’s Quarterly Report on Form 10-Q for the period ended September 30, 2017. We believe that the reclassified presentation is a more appropriate presentation of the combined businesses.
The following description of GE O&G was included in the definitive proxy statement/prospectus (Proxy Statement/Prospectus) filed by Baker Hughes on May 30, 2017 and has been recast to reflect a change in segment reporting following the Transactions.  The description below is limited to GE O&G’s business as of the date of the Proxy Statement/Prospectus and does not include disclosure on Baker Hughes, except as specifically noted.  The information included below has been revised only to reflect the reporting changes described above and has not otherwise been updated or revised to reflect events or changes occurring after the date of the Proxy Statement/Prospectus. This information should be read in conjunction with BHGE LLC’s SEC filings. Following the Transactions, the majority of the legacy Baker Hughes business is included in the Oilfield Services segment, with a small component included in the Digital Services segment.

GE O&G offers its customers a leading portfolio of advanced technology and optimization support. GE O&G is active in all segments of the oil and gas industry: upstream to downstream, greenfield to brownfield, and onshore and offshore segments. GE O&G also delivers pipeline integrity solutions, a wide range of sensing, inspection and monitoring technologies and industrial power generation and compression solutions for the midstream liquefied natural gas and pipeline segments and the downstream refining and petro-chemical segments. GE O&G endeavors to continuously improve oil and gas industry performance, output and productivity.
GE O&G offers its solutions through four segments: Oilfield Services (OFS); Oilfield Equipment (OES); Turbomachinery & Process Solutions (TPS); and Digital Solutions (DS). GE O&G also offers its solutions through joint ventures where localization provides a competitive advantage or where local law so requires.

 GE O&G is a global business with consolidated 2016 revenue of $13,269 million. GE O&G generates its revenue and orders from a combination of equipment sales and services. In 2016, 46.0% of revenue was generated from equipment sales and 54.0% from services, while 32.5% of orders were for equipment and 67.5% for services. Due to the nature of GE O&G’s business, including the time required to manufacture equipment and the long-term nature of many of its service contracts, there is a backlog of unfilled customer orders for equipment sales and services, which as of December 31, 2016 totalled $21,697 million. The following charts show the split between equipment sales and services for GE O&G’s 2016 and 2015 revenues, and 2016, 2015 and 2014 orders and year end backlog.

Equipment/Services Revenues

Orders	Backlog

Product services and backlog of product services

GE O&G’s Statement of Earnings displays sales and costs of sales in accordance with SEC regulations under which “goods” is required to include all sales of tangible products and “services” must include all other sales, including other services activities. For the amounts shown above, as well as in the orders and backlog charts included in this Business section and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of GE O&G included in Exhibit 99.2 to this Current Report on Form 8-K, GE O&G distinguishes between “equipment” and “product services,” where product services refers to sales under product services agreements, including sales of both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs), which is an important part of its operations. GE O&G refers to “product services” simply as “services” within this Business section and the Management’s Discussion and Analysis of Financial Condition and Results of Operations of GE O&G included in Exhibit 99.2 to this Current Report on Form 8-K.

Backlog is defined as unfilled customer orders for products and services believed to be firm. For product services, an amount is included for the expected life of the contract.

Products and Services

Oilfield Services

The Oilfield Services (OFS) segment provides equipment and services ranging from well evaluation to decommissioning. OFS provides equipment and related services for onshore and shallow water oil and gas wells.  OFS’ product lines design, manufacture and sell artificial lift equipment, including dry trees, surface wellheads, electric submersible pumps, rod lift systems, actuators, progressive cavity pumps, and distribute gas lift systems for extracting crude oil and other fluids from wells.  Products and services also include diamond and tri-cone drill bits, drilling services (including directional drilling technology, measurement while drilling & logging while drilling), downhole completion tools and systems, wellbore intervention tools and services, wireline services, drilling and completions fluids and oilfield and industrial chemicals.  OFS’ products and services are used by international, national, and independent oil companies and oilfield service companies. The OFS portfolio includes the Lufkin® and Sondex® brands

OFS product lines’ core technologies enable stable, precise and accurate wellbore placement for high quality drilling that supports higher utilization rates by reducing the need for calibrations and repairs. Using data-enabled services, including equipment baseline modeling, condition-based maintenance, rig-based re-certification, and digitized asset history, OFS systems and services are able to increase reliability and reduce downtime.
OFS revenues represented approximately 6% of total GE O&G revenue and generated a loss of $204 million in 2016.
OFS revenues represented approximately 8% of total GE O&G revenue and generated a loss of $79 million in 2015.
Following the Transactions, a majority of the legacy Baker Hughes business operations are included in the OFS segment.

Oilfield Equipment

The Oilfield Equipment (OFE) segment provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface production facilities. The OFE operation designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities.

The OFE portfolio includes deepwater drilling equipment, subsea production systems (SPS), flexible pipe systems, surface pressure control, and related service solutions. The OFE drilling product line offers blowout preventers, control systems, marine drilling risers, wellhead connectors, diverters and related services. OFE offers SPS, including trees, control systems, manifolds, connections, wellheads, specialty connectors, installation and decommissioning solutions, and related services. OFE also provides advanced flexible composite pipes for deepwater production riser applications and flowlines for use with floating production, storage, and offloading vessels, in a range of extreme operating environments.   OFE also offers a range of comprehensive, worldwide services for installation, technical support, well access through subsea intervention systems, operating resources and tools, offshore products and brownfield asset integrity solutions. The OFE portfolio includes the Hydril™, Vetco® Gray, Wellstream®, and Advantec™ brands.
OFE  customers are oil and gas field developers, drilling and oil companies seeking to undertake new subsea projects, mid-life upgrades and maintenance, well interventions and workover campaigns. OFE differentiates itself in SPS and deepwater drilling systems. OFE’s key competitive areas are large-bore gas fields, deepwater oilfields and fields with long tieback distances. In addition to a robust presence in other subsea areas, including high-pressure high-temperature (HPHT) fields, OFE’s product lines’ production systems are among the industry’s most reliable, with uptime of the critical control system exceeding 99.8%.

OFE revenues represented approximately 27% of total GE O&G revenue and 19% of GE O&G segment profit in 2016.
OFE revenues represented approximately 30% of total GE O&G revenue and 25% of 2015 GE O&G segment profit.

Turbomachinery & Process Solutions

The Turbomachinery & Process Solutions (TPS) segment provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications. TPS segment is a leader in designing, manufacturing, maintaining and upgrading rotating equipment across the oil and gas, petro-chemical and industrial sectors.

The TPS portfolio includes drivers, driven equipment, flow control and turnkey solutions. Drivers comprise aero-derivative gas turbines, heavy-duty gas turbines, small- to medium-sized steam turbines, and synchronous and induction electric motors. TPS’ driven equipment consists of electric generators, reciprocating, centrifugal, axial, direct-drive high speed, integrated and subsea compressors, and turbo-expanders. TPS’ flow control includes pumps, valves, regulators, control systems and other flow and process control technologies. As part of its turnkey solutions, GE O&G TPS offers power generation modules, waste heat/energy recovery, energy storage, modularized small and large liquefaction plants, carbon capture and storage/use facilities. TPS also offers a variety of system upgrades and conversion solutions, from a single machine to full plant debottlenecking and modernization. The TPS portfolio includes the NuovoPignone®, Salof™, Dresser™ and Thermodyn® brands.
TPS’ products enable customers to increase upstream oil and gas production, liquefy natural gas, compress gas for transport via pipelines, generate electricity, store gas and energy, refine oil and gas and produce petro-chemicals, while minimizing both operational and environmental risks in the most extreme service conditions. TPS’ customers are upstream, midstream and downstream, onshore and offshore, and small to large scale. Midstream and downstream customers include liquefied natural gas plants, pipelines, storage facilities, refineries and a wide range of industrial and engineering, procurement and construction (EPC) companies.
TPS’ value proposition is founded on its turbomachinery and flow control technology, a unique competence to integrate gas turbine and compressors in the most critical natural gas applications, best-in-class manufacturing and testing capabilities, reliable maintenance and service operations, and innovative real-time diagnostics and control systems, enabling condition-based maintenance and increasing overall productivity, availability, efficiency and reliability for oil and gas assets. TPS differentiates itself from competitors with its expertise in technology and project management, local presence and partnerships, as well as the deep industry know-how of its teams to provide fully integrated equipment and services solutions with state-of-art technology from design and manufacture through to operations.

TPS revenues represented approximately 52% of GE O&G revenue and 73% of GE O&G segment profit in 2016.

TPS revenues represented approximately 48% of total GE O&G revenue and 63% of GE O&G segment profit in 2015.

Digital Solutions

The Digital Solutions (DS) segment provides a diverse portfolio of hardware, software, industrial control systems, inspection solutions, sensor and measurement instruments and advisory services to improve machinery health and productivity of industrial assets.

The DS portfolio includes condition monitoring, inspection technologies, measurement and sensing and pipeline inspections. The DS condition monitoring product line, which includes the Bently Nevada® and System 1® brands, provides rack-based vibration monitoring equipment, sensors, software cybersecurity solutions and industrial controls for power generation and oil and gas operations. The DS inspection technologies product line includes a broad portfolio of non-destructive testing (NDT) technology, software, and services, including industrial radiography, ultrasonic sensors, testing machines and gauges, NDT film, and remote visual inspection.

The  DS measurement and sensing product line, which includes the Panametrics®, Druck®, Reuter Stokes™, Presens™ and Naxys™ brands,provides instrumentation including flow meters, moisture, humidity and oxygen analyzers, pressure sensors, controllers, calibrators, leak detection systems, radiation monitoring, flame sensors, and neutron scattering technology. The  DS pipeline inspections product line, operating under the PII™ brand, provides services to assess metal loss, identify deformation and abnormal geometry, detect cracks and assess overall pipeline integrity.
The DS segment helps companies optimize industrial assets by providing solutions such as performance management, condition and asset health monitoring, enabling customers to mitigate risk, boost safety, meet regulatory requirements, reduce maintenance costs, and improve equipment reliability, uptime, and efficiency. It also provides customers with the first step of their digital transformation, using sensors, services and inspections to connect industrial assets to the industrial internet via GE’s Predix cloud-based platform. Deployed on machines, onsite, or in the cloud, Predix handles big data on an industrial scale and with industrial-strength security, giving customers the power to innovate and make faster, more confident decisions. Predix provides the insights that transform asset performance and operations, allowing customers to enhance the safety, productivity and life of assets.
DS revenues represented approximately 16% of GE O&G revenue and 21% of GE O&G segment profit in 2016.
DS revenues represented approximately 13% of total GE O&G revenue and 15% of GE O&G segment profit in 2015.

Raw Materials and Suppliers

The principal raw materials used by GE O&G include steel alloys, chromium, nickel, titanium, barite, beryllium, copper, lead, tungsten carbide, synthetic and natural diamonds, gels, sand and other proppants, printed circuit boards and other electronic components and hydrocarbon-based chemical feed stocks. Raw materials that are essential to GE O&G’s business are normally readily available from multiple sources, but may be subject to price volatility. Market conditions can trigger constraints in the supply of certain raw materials, and GE O&G is always seeking ways to ensure the availability and manage the cost of raw materials. GE O&G’s procurement department uses its size and buying power to enhance its access to key materials at competitive prices.

In addition to raw materials, GE O&G also uses the products and services of metal fabricators, machine shops, foundries, forge shops, assembly operations, contract manufacturers, logistics providers, packagers, indirect material providers, and others in order to produce and deliver products to its customers. These materials and services are generally available from multiple sources.

Intellectual Property

GE O&G’s technology, brands and other intellectual property rights are important elements of its business. GE O&G relies on patent, trademark, copyright and trade secret laws, as well as non-disclosure and employee invention assignment agreements to protect its intellectual property rights. Many of the patents and patent applications in GE O&G’s portfolio are owned by GE O&G, while other patents and patent applications in GE O&G’s portfolio are licensed to GE O&G by GE and third parties. GE O&G does not consider any individual patent, trademark or copyright to be material to its business operations.

In connection with the Transactions, GE entered into a IP cross-license agreement (the IP Cross-License Agreement) with BHGE LLC. GE  agreed to license to BHGE LLC the right to use certain intellectual property owned or controlled by GE (other than GE Digital) pursuant to the terms of the IP Cross-License Agreement. BHGE LLC agreed to license to GE the right to use certain intellectual property rights pursuant to the terms of the IP Cross-License Agreement. This license allows BHGE LLC to have continued rights to use some of GE’s intellectual property so that they can be leveraged pursuant to the terms of the IP Cross-License Agreement. Any improvements to such intellectual property made or developed by BHGE LLC will be owned by BHGE LLC and licensed back to GE pursuant to the terms of the IP Cross-License Agreement and any improvements to such intellectual property made or developed by GE will be owned by GE and licensed to BHGE LLC. See “Item 1.01 Entry into a Material Definitive Agreement—Commercial Agreements—IP Cross-License Agreement” in BHGE LLC’s Current Report on Form 8-K filed on July 3, 2017 for more information.

GE O&G follows a policy of seeking patent and trademark protection in numerous countries and regions throughout the world for products and methods that appear to have commercial significance and in regions where GE O&G has, or desires to have, a business presence. GE O&G has over 8,500 issued patents and pending patent applications worldwide, of which more than 2,000 are in the United States. GE O&G believes that protection of its patents, trademarks, and other intellectual property rights is central to the conduct of its business, and enforces its intellectual property rights against infringement worldwide as it deems appropriate to protect its business. Additionally, GE O&G considers the quality and timely delivery of its products, the services it provides to its customers and the technical knowledge and skills of its personnel to be other important components of the portfolio of capabilities and assets that support its ability to compete.

Customers and Sales

GE O&G’s sales efforts are organized around the constantly evolving needs of its customers and markets. GE O&G provides products and solutions to international, national, and independent oil companies and oilfield service companies in the upstream offshore, upstream onshore, pipeline and storage, refinery and petro-chemical, liquefied natural gas, industrial power generation and drilling segments. GE O&G’s customers also include EPC companies that perform projects using GE O&G products and services, as well as other industrial companies, including participants in the automotive, mining, aviation, aerospace and food and beverages sectors. No single customer accounted for 10% or more of GE O&G’s revenues in any of the past three fiscal years.

GE O&G sells to its customers through direct and indirect channels. Its primary sales channel is through its direct sales force, which has a strong regional focus with local teams close to the customer, who are able to draw support from centers of excellence in each of GE O&G’s major product lines. GE O&G’s sales force also uses its application engineers, field application engineers, service engineers, commercial and sales managers, and account executives to help deliver and provide customers with the best product and service solutions which GE O&G can offer.
In indirect channels, GE O&G relies upon its channel partners who act as buy/resell distributors, agents, or third-party sales representatives and provide GE O&G products, generally on a non-exclusive basis. Other indirect sales channels include original equipment manufacturers (OEMs) who incorporate GE O&G products and services as part of their design package and product offerings, and GE entities outside of GE O&G that incorporate GE O&G products and services in their offerings.
GE O&G’s marketing strategy spans traditional and digital media and includes exhibiting expertise through white papers, presentations and engineering focused publications, tradeshow and event marketing. Central to this strategy is engaging customers to understand the core challenges they face and how GE O&G can co-create innovative solutions to address these needs.

Certain non-U.S. GE O&G entities have received purchase orders for the sale of goods pursuant to General License H issued in January 2016 by the U.S. Department of Treasury’s Office of Foreign Assets Control that could potentially enhance Iran’s ability to develop petroleum resources. The first of these non-U.S. entities received four purchase orders during the fourth quarter of 2016 and two sets of purchase orders during the first quarter of 2017 covering the sale of spare parts for gas turbine equipment for ultimate end use by an Iranian company in gas production projects in Iran and have a total value of €33.6 million ($35.4 million). The non-U.S. affiliate also booked a modification of a previously reported contract to add additional scope valued at €2.0 million ($2.2 million). As of March 31, 2017 this non-U.S. GE O&G entity has not recognized any revenue, but has incurred €2.7 million ($2.9 million) in costs. A second non-U.S. GE O&G entity received a purchase order pursuant to General License H valued at €0.2 million ($0.2 million) during the fourth quarter of 2016 and a second purchase order during the first quarter of 2017 valued at €0.3 million ($0.3 million) for the sale of services associated with the commissioning of gas compressors in Iran. As of March 31, 2017, gross revenues attributable to this purchase order was €0.3 million ($0.3 million), and net profits attributable to this purchase order was €0.2 million ($0.2 million). A third non-U.S. affiliate of GE’s Oil & Gas business received purchase orders pursuant to General License H valued at €0.3 million ($0.3 million) during the first quarter of 2017 for the sale of production logging equipment and spare parts to an Iranian customer. As of March 31, 2017, the non-US affiliate has not yet recognized revenue or profit associated with this transaction. The non-U.S. GE O&G entities intend to continue this activity pursuant to General License H.

Contracts

GE O&G conducts its business under various types of contracts, including fixed-fee or turnkey contracts, transactional agreements for products and/or services across upstream, midstream and downstream segments and long-term aftermarket service agreements.

GE O&G enjoys stable relationships with many of its customers based on long-term project contracts. Several of those contracts require GE O&G to commit to a fixed price based on the customer’s technical specifications with little or no legal relief due to changes in circumstances, such as changes in local laws or industry or geopolitical events. In some cases, failure to deliver products or perform services within contractual commitments may lead to liquidated damages claims. In other cases, delivery of products or services ahead of contractual commitments can result in bonuses. GE O&G seeks to mitigate these exposures through close collaboration with its customers during work phases.  See “Risk Factors—Risk Factors Related to the Business of New Baker Hughes—Some of our customers require bids in the form of long-term, fixed pricing contracts” included in the Proxy Statement/Prospectus for further detail.
Consistent with industry practice, customers typically indemnify GE O&G for certain claims arising from the injury or death of their employees and their other contractors, the loss of or damage to their equipment and that of their other contractors, damage to the well or reservoir and pollution or clean-up originating from the customer’s equipment or from the reservoir, including uncontained oil flow from a reservoir, and claims arising from catastrophic events, such as a well blowout, fire, explosion and from pollution below the surface. Conversely, GE O&G typically indemnifies its customers for certain claims arising from the injury or death of its employees, the loss of or damage to its equipment (other than equipment lost in the hole) or pollution originating from GE O&G equipment in GE O&G care, custody or control, above the surface of the earth or water.
Subject to limited exceptions, GE O&G’s general practice is to include a limitation of liability clause to limit the overall risk associated with work performed under a contract. It is also GE O&G’s general practice to include a limitation of liability for consequential loss, including loss of profits and loss of revenue.
GE O&G’s indemnity structure may not protect it in every case. Often GE O&G contracts with customers that are not the end user of its products. It is GE O&G’s practice to seek to obtain an indemnity from its customer for any end-user claims but this is not always possible. Similarly, government agencies and other third parties may make claims in respect of which GE O&G is not indemnified and for which responsibility is assessed proportionate to fault. In all cases, deviations from GE O&G’s standard contracting practices are examined through an established risk deviation process.

Research and Development

GE O&G maintains an active research and development program, some of which is conducted using the research and development resources of GE. GE O&G engages in research and development activities directed primarily toward the development of new products, services, technology and other solutions, as well as the improvement of existing products and services and the design of specialized products to meet specific customer needs. GE O&G has technology centers located in many locations relevant to the global oil and gas industry.

In connection with the Transactions, GE agreed to provide BHGE LLC with access to certain of GE’s technological developments, enhancements and software, including tailored technology research and development services related to BHGE LLC’s operations. In addition, BHGE LLC agreed to provide GE with certain access to GE O&G’s technological developments, enhancements and software. See “Item 1.01 Entry into a Material Definitive Agreement—Commercial Agreements—IP Cross-License Agreement” in BHGE LLC’s Current Report on Form 8-K filed on July 3, 2017 for more information.

GE O&G’s expenditures for research and development activities were approximately $352 million in 2016, approximately $408 million in 2015, and approximately $420 million in 2014.
In the TPS product line, GE O&G continues to invest in product improvement of reciprocating and centrifugal compressors, using advanced fluid dynamic simulation and advanced aeromechanics to improve capability, operability and efficiency of its centrifugal compressors family.
GE O&G OFE continues to invest in products to develop capability, improve performance and reduce costs. In SPS, the recent focus has been to expand capability into deeper water, longer offsets and at higher pressures. Subsea Power and Processing is also an area in which GE O&G is investing, covering both pumping and compression.
On the surface, OFS invested in a new and cutting-edge line of hydraulic actuators that offer customers improvements in reliability, efficiency and maintainability.
GE O&G DS continues to invest in advanced digital solutions designed to improve the efficiency, reliability and safety of oil and gas production operations. These systems integrate operational data from producing oil and gas facilities to deliver notifications and analytical reports to engineers so they can identify operational performance issues before they become significant, thus helping to prevent unplanned downtime and improve facility reliability.

Regulatory and Environmental

GE O&G’s operations, including its products and services, are subject to U.S. and non-U.S. laws and regulations relating to the protection of the environment and human health, including laws and regulations governing the investigation and remediation of soil and water contamination, including groundwater, surface water and marine waters, the payment for damages to natural resources, air emissions, water discharges, the use and handling of petroleum products and hazardous materials, and the disposal of petroleum wastes and hazardous wastes. Compliance with these laws and regulations requires obtaining and complying with the terms and conditions of permits, authorizations and other standards. Compliance also requires the installation of equipment, and the carrying out of periodic maintenance, in order to control and limit emissions and discharges, and to decrease the chances of unauthorized releases to the environment. These laws and regulations differ from jurisdiction to jurisdiction, continually change, and tend to become more stringent over time.

The laws and regulations governing the investigation and remediation of soil and water have required and may in the future require GE O&G to remediate contamination at both its current and former properties, and potentially at other properties and locations impacted by its operations. These laws and regulations may also require GE O&G to contribute to the costs of investigating and remediating contamination at third-party sites to which GE O&G sent hazardous and petroleum wastes for disposal, notwithstanding that the original disposal activity accorded with all legal and regulatory requirements. These laws and regulations are often no fault, and can require GE O&G to clean up contamination that stems from historic releases into the environment even though the releases may not have violated any then-existing requirements, as well as contamination caused by third parties such as former owners and operators of GE O&G’s current properties. Moreover, these laws and regulations are often joint and several, and GE O&G can be held responsible for the payment of the full amount of an environmental liability even if there are other responsible parties that will not or cannot satisfy their share of the liability. See “Risk Factors—Risk Factors Related to the Business of New Baker Hughes—Compliance with, and rulings and litigation in connection with, environmental regulations and the environmental impacts of our or our customers’ operations may adversely affect our business and operating results” in the Proxy Statement/Prospectus for further detail.

GE O&G has incurred and will continue to incur liabilities, and operating and capital costs, to maintain and achieve compliance with environmental, health and safety laws and regulations.

Competition

GE O&G’s products and services are sold in highly competitive markets and the competitive environment varies by product line, as discussed below:

Oilfield Services (OFS)

In OFS, competitors include Schlumberger (including Cameron), Halliburton, Weatherford International, TechnipFMC, Weir Oil & Gas, Cactus and Summit.

Oilfield Equipment (OFE)

OFE believes that the principal competitive factors in the industries and markets it serves are product and service quality, reliability and on time delivery, health, safety and environmental standards, technical proficiency, availability of spare parts and price. Its strong track record of innovation enables OFE to enter into long-term, performance-based service agreements with its customers.

In the SPS product line, the primary competitors of OFE include OneSubsea (part of Schlumberger), TechnipFMC, Aker Solutions ASA, Proserv and Dril-Quip Inc. In the flexible pipe product line, competitors include TechnipFMC, NOV, Airborne, and Magma. In the drilling sub-product line, competitors include NOV and Schlumberger.

Turbomachinery & Process Solutions (TPS)

TPS believes that the principal competitive factors in the industries and markets it serves are product range (or power range measured in Megawatts) coverage, efficiency, product reliability and availability, service capabilities, packages, references, emissions and price.

In upstream and midstream applications, TPS’ primary equipment competitors include Siemens (Power and Gas business unit), Solar (a Caterpillar company), MAN Turbo and Mitsubishi Heavy Industries. In downstream applications, TPS primarily competes with OEMs and independent service providers, including Flowserve, Pentair, Emerson, Siemens, Hitachi, Solar (a Caterpillar company), Ariel, MAN Turbo, Burckhardt, Elliott Ebara and Mitsubishi Heavy Industries.
TPS’ aftermarket equipment product line competes with smaller independent local providers such as Masaood John Brown, Sulzer, MTU, Trans Canada Turbine, Chromalloy and Ethos Energy (a joint venture of Siemens and the Wood Group).

Digital Solutions (DS)

DS believes that the principal competitive factors in the industries and markets it serves are superior product technology, service, quality, and reliability, as well as its ability to utilize the GE Store.

DS competes across a wide range of industries, including Oil & Gas, Power Generation, Aerospace, and Light and Heavy Industrials. The products and services are sold in a diversified, fragmented arena with a broad range of competitors.
Although no single company competes directly with DS across all its product lines, various companies compete in one or more products. Primary competitors include Emerson, ABB, Schneider Electric, Fortive, Olympus, Comet Group, Honeywell Process Solutions, Roper Technology, Siemens, Spectris, Aspentech and OSISoft.

Employees

As of December 31, 2016, GE O&G had approximately 34,000 employees. A small portion of GE O&G’s employees is represented under collective bargaining agreements or similar labor arrangements. GE O&G believes that its employee relations are generally favorable.

Properties

GE O&G owns or leases numerous properties in domestic and foreign locations. Generally, GE O&G leases office space, with less than 5% of such space being owned, while it owns approximately 80% of its manufacturing locations. Its principal properties include manufacturing facilities, light industrial sites, service shops, research and development laboratories, technology centers, and corporate offices. GE O&G also has numerous smaller facilities that include sales, project, and support offices and bulk storage facilities throughout the world. All of GE O&G’s owned properties are unencumbered.

As of January 1, 2017, GE O&G had access to the following principal properties, either owned or leased.

Location	Region	Purpose	Legal Status
GE O&G
London, United Kingdom	Europe	Office	Leased
Houston, Texas	NAM	Office	Leased
Oilfield Services
Comodoro, Argentina	LATAM	Manufacturing	Owned
Lufkin, Texas	NAM	Manufacturing and Overhaul & Repair	Owned
Ploiesti, Romania	Europe	Manufacturing	Owned
Oklahoma City, Oklahoma	NAM	Manufacturing and Overhaul & Repair	Owned
Shawnee, Oklahoma	NAM	Manufacturing	Owned
Dammam, Saudi Arabia	MENAT	Manufacturing	Leased
Monterrey, Mexico	LATAM	Manufacturing	Leased
Comodoro, Argentina	LATAM	Manufacturing	Owned
Oilfield Equipment
Bristol, United Kingdom	Europe	Office	Leased
Aberdeen, United Kingdom	Europe	Office and Manufacturing	Owned
Newcastle, United Kingdom	Europe	Office and Manufacturing	Owned
Montrose, United Kingdom	Europe	Manufacturing	Leased
Houston, Texas (NHR)	NAM	Manufacturing and services	Owned
Houston, Texas (Hydril)	NAM	Office and Manufacturing	Owned
Niteroi, Brazil	LATAM	Manufacturing	Leased
Singapore	ASEAN	Manufacturing	Owned
Turbomachinery & Process Solutions
Florence, Italy	Europe	Office and Manufacturing	Owned/Leased
Avenza, Italy	Europe	Spare parts distribution	Leased
Massa, Italy	Europe	Manufacturing and string test	Owned
Jacksonville, Florida	NAM	Manufacturing	Leased
Lufkin, Texas	NAM	Manufacturing	Owned
Schertz, Texas	NAM	Manufacturing	Owned
Houston, Texas (Port NW)	NAM	Manufacturing	Leased
Houston, Texas (HSC)	NAM	Overhaul & Repair	Owned
Digital Solutions
San Ramon, California	NAM	Office	Leased
Hurth, Germany	Europe	Manufacturing	Owned
Minden, Nevada	NAM	Manufacturing	Owned
Billerica, Massachusetts	NAM	Office and Manufacturing	Leased
Ahrensburg, Germany	Europe	Manufacturing	Leased
Cramlington, United Kingdom	Europe	Office and Manufacturing	Owned
Longmont, Colorado	NAM	Manufacturing	Leased
Groby, United Kingdom	Europe	Manufacturing	Owned
Wunstorf, Germany	Europe	Manufacturing	Owned

GE O&G believes all properties that it currently occupies are suitable for their intended use.

Legal Proceedings

GE O&G is subject to litigation and other risks posed under the different regimes in all parts of the world where the company operates or buys or sells its equipment and services. GE O&G has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. Yet the global and diverse nature of GE O&G’s business, and the changing enforcement environments in which it operates, means the nature and outcome of existing or potential legal proceedings and enforcement actions cannot be predicted with certainty. GE O&G believes, based on its review or the probable outcome of the proceedings to which it is a party, that any unrecorded liability that may result will not have a material adverse effect on its liquidity, financial condition or results of operations.